AMENDMENT NO. 1 TO
CONTRIBUTION AGREEMENT

This Amendment No. 1 to the Contribution Agreement, dated as of October 28, 2009  (this “Amendment”), to the Contribution Agreement dated as of September 2, 2009 (the “Contribution Agreement”) is entered into by and among Secure America Acquisition Corporation, a Delaware corporation, (“Secure”), Ultimate Resort Holdings, LLC, a Delaware limited liability company (“Ultimate Resort”), Ultimate Escapes Holdings, LLC, a Delaware limited liability company (the “Company”), and the representative  (the “Member Representative”) of the holders of the issued and outstanding membership interests of the Company and Ultimate Resort.

1.           Reference to Contribution Agreement; Definitions.  Reference is made to the Contribution Agreement and, specifically, to Section 7.4 thereof entitled, “Amendment.”  Terms defined in the Agreement and not otherwise defined herein are used herein with the meanings defined in the Contribution Agreement.

2.           Amendments to the Contribution Agreement.  The Contribution Agreement is hereby amended as follows:

a.           The second recital of the Contribution Agreement is hereby deleted in its entirety and is replaced instead with the following new recital:

“WHEREAS, Secure wishes to contribute the Secure Contribution Property to the Company in exchange for the issuance to Secure of 1,506,343 units in the Company (each, a “Unit,” and collectively, the “Units”); provided such number of Units shall be subject to adjustment upward on a one for one basis to the extent less than 8,794,925 shares of Secure Common Stock (as such term is hereafter defined) are not converted into cash or subject to expected retirement based upon forward contracts immediately following the Closing;”

b.           Section 1.1(a) of the Contribution Agreement is hereby deleted in its entirety and is replaced instead with the following new Section 1.1(a):

“1.1           Contributions to the Company by the members and Secure.

(a)           Subject to and upon the terms and conditions of this Agreement and the other agreements contemplated hereby, Secure will contribute and deliver to the Company on the Closing Date as of the Effective Time (as each such term is hereinafter defined) a minimum of Eight Million Dollars ($8,000,000) in immediately available funds (collectively, the “Secure Contribution Property”).  Subject to the minimum threshold set forth above, the Secure Contribution Property shall equal at least Seventy Percent (70%) of the amount of cash held in the Trust Fund (as hereinafter defined) on the Closing Date (i.e., after payments for any conversions by holders of shares of Secure Common Stock into a pro rata portion of the cash held in the Trust Fund), less the following amounts:  (a) Secure’s accrued expenses and expenses of the transactions contemplated hereby, in an amount mutually agreed with the Company; (b) any and all tax liabilities of Secure; and (c) payments made in relation to bridge loan arrangements, forward contracts or other mechanics entered into in connection with obtaining the Required Secure Vote (as hereinafter defined).

c.           A new Section 1.1(c) will be added to the Contribution Agreement as follows:

“(c)           As a condition to the contribution by Secure of the Secure Contribution Property, Ultimate Resort (and any of its assignees) shall be entitled to a total aggregate of 377,834 Units at Closing, equivalent to a total of Three Million Dollars ($3,000,000) to satisfy certain tax liabilities incurred by Ultimate Resort and its members in relation to the transactions contemplated hereby.”

d.           Section 1.2 of the Agreement entitled, “Issuance of Membership Interests to Secure,” is hereby amended by deleting the references to “4,687,500” and “6,250,000” and replacing them with “1,506,343” and “8,794,925” respectively, such that Section 1.2 of the Contribution Agreement, as amended, shall read as follows:

1.2 Issuance of Membership Interests to Secure.  On the Closing and at the Effective Time, subject to the terms and conditions set forth herein and in the Operating Agreement, the Company shall issue to Secure 1,506,343 Units pursuant to Section 3 of the Operating Agreement; provided such number of Units shall be subject to adjustment upward on a one for one basis to the extent less than 8,794,925 shares of Secure Common Stock are not converted into cash or subject to expected retirement based upon forward contracts immediately following the Closing.

e.           Section 6.2(j), entitled, “Underwriting Commissions,” shall be deleted and the following subsections of Section 6.2 shall be renumbered accordingly.

f.           All references to Exhibit F in the Contribution Agreement shall be deleted.

3.           Miscellaneous.  Except as otherwise set forth herein, the Agreement shall remain in full force and effect without change or modification.  This Amendment may be executed in any number of counterparts, all of which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns.

(Remainder of page intentionally left blank.  Signature page to follow.)

IN WITNESS WHEREOF, each Party hereto has caused this Contribution Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

SECURE AMERICA ACQUISITION CORPORATION

By:	/s/ C. Thomas McMillen
C. Thomas McMillen, Co-Chief Executive Officer

ULTIMATE ESCAPES HOLDINGS, LLC

By:	/s/ James M. Tousignant
James M. Tousignant, President and Chief Executive Officer

ULTIMATE RESORT HOLDINGS, LLC

By:	/s/ James M. Tousignant
James M. Tousignant, President and Chief Executive Officer

MEMBER REPRESENTATIVE:

/s/ James M. Tousignant
James M. Tousignant